Sixth Amendment to Master Wireless Wholesale Agreement

This Sixth Amendment ("Sixth Amendment") is made to that certain Master Wireless Wholesale Agreement between Sprint Spectrum L.P. ("Sprint") and Meimoun & Mammon LLC ("Purchaser") with an Effective Date of November 14, 2013, as amended (the "Agreement"). Unless expressly provided for otherwise herein, the following modified and added terms and conditions are made a part of the Agreement commencing on the first day of the first billing cycle that commences at least 20 days following the execution of this Sixth Amendment by Sprint and Purchaser ("Sixth Amendment Commencement Date"). Capitalized terms not defined in this Sixth Amendment are defined in the Agreement.

1. The definition of "Voice Mobile Integration Service" in Section 1 (*Definitions*) is deleted in its entirety and replaced with the following:

   "Mobile Integration Service" means a service where Sprint will redirect (i) all MI End User mobile-originated voice calls between 4-20 digits in length that do not contain a "*" or a "#", and (ii) all inbound voice calls that are intended to be delivered to any MI End User MDN (mobile terminated), to Purchaser's VoIP switch for processing in accordance with the terms in this Agreement and the Private Label Operations Manual, to allow Purchaser to provide one-number service for wireless and wireline to MI End Users. Mobile Integration Service will only work for MI End Users while on the Sprint CDMA Network and will not work for MI End Users when Roaming.

2. The definitions of "Mobile Integration Service" and "SMS Single Number Service" in Section 1 (*Definitions*) are deleted in their entirety.

3. Section 5.8 (*Mobile Integration Service*) is deleted in its entirety and replaced with the following:

   5.8 Mobile Integration Service

   In accordance with this Agreement and the Private Label Operations Manual, Sprint will provide Mobile Integration Service to Purchaser at an agreed upon implementation date. With respect to Mobile Integration Service, Purchaser acknowledges and agrees that:

   (i) Purchaser will be charged the fees set forth in Schedule 1.0 for Mobile Integration Service.

   (ii) Purchaser must connect to Sprint through a Multiprotocol Label Switching ("MPLS") link (or MPLS Network to Network Interface (NNI)), and that Purchaser will contract with Sprint separately for an MPLS circuit.

   (iii) Purchaser will be responsible for providing voicemail services for all MI End Users.

   (iv) Mobile Integration Service will only work for MI End Users while on the Sprint CDMA Network and will not work for MI End Users when Roaming.

   (v) All MI End User mobile-originated voice calls between 4-20 digits in length that do not contain a "*" or a "#" will be redirected by Sprint to Purchaser's VoIP

switch for processing; all other MI End User mobile-originated voice calls will be processed by Sprint.

(vi) Purchaser will be required to process all terminations (including international call termination) for mobile-originated voice calls from an MI End User.

(vii) Purchaser understands that one of the features of Mobile Integration Service is that all inbound voice calls that are intended to be delivered to any MI End User MDN (mobile terminated) are redirected by Sprint to Purchaser's VoIP switch for processing. Purchaser or an individual End User, in their sole discretion, control certain call restrictions, including but not limited to, call blocking. If Purchaser or an End User uses the call blocking feature, it may prevent a Public Safety Answering Point ("PSAP") from being able to call back an End User. For example, if an End User calls 911 and the PSAP attempts to call back the End User, the call restrictions put in place by Purchaser or such End User may block the call back from the PSAP to such End User. Purchaser agrees to defend, indemnify and hold harmless each Sprint Indemnitee from and against all claims, damages, losses, liabilities or expenses, including reasonable attorneys' fees, arising out of, or related to, Mobile Integration Service call restrictions, including but not limited to, an End User's use of the call blocking feature that prevents a PSAP from being able to call back the End User. For the avoidance of doubt, Sprint will be responsible for making all reasonably required arrangements to terminate all 911 calls placed by Purchaser's End Users, and nothing in this Section 5.8 (vii) implies that Purchaser will be responsible for making alternative arrangements for terminating such 911 calls.

4. Schedule 1.0 (*CDMA Service and LTE Service Pricing*) to the Agreement is deleted in its entirety and replaced with a new Schedule 1.0 attached hereto.

5. Exhibit B (*SMS Single Number Service Letter*) to the Agreement is deleted in its entirety.

6. All other terms and conditions of the Agreement remain in full force and effect.

The parties' authorized representatives have executed this Sixth Amendment as of the dates indicated below.

SPRINT SPECTRUM L.P.

By: Scott Kalinoski

Name: Scott Kalinoski

Title Vice President, Global Wholesale Sales

Date: December 18, 2015

MEIMOUN & MAMMON LLC

[signature]

S. Arik Maimon
Chief Executive Officer
December 18, 2015

CDMA Service and LTE Service Pricing

1. In the event of a conflict between the Agreement and this Schedule 1.0, the terms of this Schedule 1.0 will control.

2. **Rates and Charges**
Itemized below are the CDMA Services and the LTE Services with the associated rates and charges.

2.1. **Voice, SMS and Data Transport Price Plans**
Effective on the Sixth Amendment Commencement Date, Purchaser may assign Devices to either **(a)** the "**Voice/Data Transport & SMS Pooled Price Plan**" described in Section 2.1.1 below that was first made available to Purchaser on the New Pricing Effective Date (as defined in Section 2.1(A) of Schedule 1.0 that was attached to the Agreement) and is being modified in the Sixth Amendment, **(b)** the "**MRC Plus Usage Price Plan**" described in Section 2.1.2 below that was first made available to Purchaser on the Second Amendment Commencement Date, or **(c)** the "**Non-Usage Price Plan**" described in Section 2.1.3 below that was first made available to Purchaser on the Second Amendment Commencement Date. If the Sixth Amendment Commencement Date falls on either **(i)** a date during a time period during which Sprint cannot make changes to the billing system, or **(ii)** on a Monday, weekend or holiday, changes to the Voice/Data Transport & SMS Pooled Price Plan (the "**Changes**") will be made available to Purchaser on the first date that Sprint can implement the Changes in the billing system, such date to be considered the Sixth Amendment Commencement Date for the Changes.

2.1.1. **Voice/Data Transport & SMS Pooled Price Plan**
The LTE Data Transport Service described in this Section 2.1.1 will be made available to Purchaser (at an agreed upon implementation date) at Purchaser's written request. Purchaser may assign Devices to the Voice/Data Transport & SMS Pooled Price Plan described in this Section 2.1.1. For each End User that has an LTE Dual-Mode Device that Purchaser wants to assign to the Voice/Data Transport & SMS Pooled Price Plan, Purchaser must assign each such Device to MRC Plan #1, #2 or #3 in the table below, and Sprint will charge Purchaser **(i)** the assigned MRC from the Voice/Data Transport & SMS Pooled Price Plan table below and Purchaser will receive *(a)* the number of combined voice CDMA Service MOU, MB of CDMA Data Transport Service and MB of LTE Data Transport Service set forth in the associated "Monthly MOU/MB Cap Per End User" column in the table below ("**Applicable MOU/MB Cap**"), and *(b)* 1,500 SMS during each monthly billing cycle, and **(ii)** if, during a monthly billing cycle, for each individual MRC Plan (#1, #2 and #3), *(y)* there is an "MOU/MB Overage" as defined in Section 2.1.1(A) below, "MOU/MB Overage Charges" as defined in Section 2.1.1(A) below will apply, and *(z)* there is a "SMS Overage" as defined in Section 2.1.1(B) below, "SMS Overage Charges" as defined in Section 2.1.1(B) below will apply. If Purchaser wants to assign Devices that are not LTE Dual-Mode Devices to the Voice/Data Transport & SMS Pooled Price Plan, Purchaser must notify Sprint and Sprint will build a price plan identical to the Voice/Data Transport & SMS Pooled Price Plan that does not include LTE Data Transport Service and for each Device that is not an LTE Dual-Mode Device that is assigned to such Voice/Data Transport & SMS Pooled Price Plan that does not include LTE Data Transport Service, the terms in this Section 2.1.1 will apply except that Purchaser will receive the number of combined voice CDMA MOU and MB of CDMA Data Transport Service set forth in the associated "Monthly MOU/MB Cap Per End User" column in the table below ("**Applicable MOU/MB Cap**") during each monthly billing cycle in lieu of (a) above. For clarification purposes, Sprint will combine the pooling of usage for Devices that are LTE Dual-Mode Devices and Devices that are not LTE Dual-Mode Devices even though they will be assigned to separate price plans in

the billing system (price plan for Devices that are LTE Dual-Mode Devices; price plan for Devices that are not LTE Dual-Mode Devices).

A. <u>MOU/MB Overage; MOU/MB Overage Charges</u>

For each individual MRC Plan (#1, #2 and #3), Sprint will determine if there is a MOU/MB Overage and associated MOU/MB Overage Charges as described in Steps 1-6 below.

<u>Step 1:</u> For each individual MRC Plan (#1, #2 and #3), Sprint will determine the number of days during each monthly billing cycle that an End User was assigned to the applicable MRC Plan in the Voice/Data Transport & SMS Pooled Price Plan table below and aggregate the number of days for all such End Users ("**Total End User Days**");

<u>Step 2:</u> divide the Total End User Days by 30, which is the number Sprint will use as the average number of days during a monthly billing cycle ("**Average Daily End Users**");

<u>Step 3:</u> multiply the Average Daily End Users by the Applicable MOU/MB Cap ("**Total Available Pooled MOUs/MBs**");

<u>Step 4:</u> determine the "**Total Voice MOUs/MBs**" for the monthly billing cycle which are the actual monthly minutes of use of voice CDMA Service (excluding Roaming, international toll service and Roaming international toll service), actual MBs of CDMA Data Transport Service, and actual MB of LTE Data Transport Service for all End Users assigned to the applicable MRC Plan in the Voice/Data Transport & SMS Pooled Price Plan table below during such monthly billing cycle;

<u>Step 5:</u> subtract the Total Available Pooled MOUs/MBs from the Total Voice MOUs/MBs, and if such number is positive, it will be the "**MOU/MB Overage**" for the applicable MRC Plan and overage charges described in Step 6 will be calculated and invoiced accordingly, and if such number is zero or a negative, there is no MOU/MB Overage for the applicable MRC Plan for such monthly billing cycle;

<u>Step 6:</u> if there is an MOU/MB Overage for an MRC Plan, multiply the MOU/MB Overage by the applicable rate in the "Per MOU/MB Overage Rate (if there is an MOU/MB Overage)" column from the Voice/Data Transport & SMS Pooled Price Plan table below to determine the "**MOU/MB Overage Charges**" for the monthly billing cycle that Sprint will charge Purchaser.

B. <u>SMS Overage; SMS Overage Charges</u>

For each individual MRC Plan (#1, #2 and #3), Sprint will determine if there is an SMS Overage and associated SMS Overage Charges as described in Steps 1-4 below.

<u>Step 1:</u> For each individual MRC Plan (#1, #2 and #3), multiply the Average Daily End Users (as determined in Step 2 in Section 2.1.1(A) above) by 1,500, the "Monthly SMS Cap Per End User" from the Voice/Data Transport & SMS Pooled Price Plan table below ("**Total Available SMS**");

<u>Step 2:</u> determine the "**Total SMS**" for the monthly billing cycle which are the actual monthly SMS messages for all End Users assigned to the applicable MRC Plan in the Voice/Data Transport & SMS Pooled Price Plan table below during such monthly billing cycle;

<u>Step 3:</u> subtract the Total Available SMS from the Total SMS, and if such number is positive, it will be the "**SMS Overage**" for the applicable MRC Plan and

overage charges described in Step 4 will be calculated and invoiced accordingly, and if such number is zero or a negative, there is no SMS Overage for the applicable MRC Plan for such monthly billing cycle;

Step 4: if there is an SMS Overage for an MRC Plan, multiply the SMS Overage by the rate in the "Per SMS Overage Rate (if there is an SMS Overage)" column from the Voice/Data Transport & SMS Pooled Price Plan table below to determine the "**SMS Overage Charges**" for the monthly billing cycle that Sprint will charge Purchaser.

Sprint will apply any MOU/MB Overage Charges and SMS Overage Charges on Purchaser's next available bill cycle.

Voice/Data Transport & SMS Pooled Price Plan Table

MRC Plan #	MRC	Monthly MOU/MB Cap Per End User	Per MOU/MB Overage Rate (if there is an MOU/MB Overage)	Monthly SMS Cap Per End User	Per SMS Overage Rate (if there is an SMS Overage)
1	$40.00	3,850	$0.012	1,500	$0.0020
2	$13.60	1,000	$0.017	1,500	$0.0025
3	$25.60	2,000	$0.017	1,500	$0.0025

As an example of MOU/MB Overage Charges for a monthly billing cycle for MRC Plan #3:

Step 1: if the Total End User Days are 10,500;

Step 2: 10,500 (Total End User Days) / 30 (number of days during the monthly billing cycle) = 350 (Average Daily End Users);

Step 3: 350 (Average Daily End Users) X 2,000 (Applicable MOU/MB Cap) = 700,000 (Total Available Pooled MOUs/MBs);

Step 4: if the actual voice CDMA MOUs (excluding Roaming, international toll service and Roaming international toll service) for such monthly billing cycle were 350,000, the actual MBs of CDMA Data Transport Service for such monthly billing cycle were 213,500, and the actual MBs of LTE Data Transport Service for such monthly billing cycle were 150,000 for all End Users assigned to MRC Plan #3 during such monthly billing cycle, the Total MOUs/MBs would be 713,500;

Step 5: 713,500 (Total MOUs/MBs) –700,000 (Total Available Pooled MOUs/MBs) = 13,500 (MOU/MB Overage);

Step 6: 13,500 (MOU/MB Overage) X $0.017 (Per MOU/MB Overage Rate) = $230.00 (MOU/MB Overage Charges).

2.1.2. **MRC Plus Usage Price Plan**

The LTE Data Transport Service described in this Section 2.1.2 will be made available to Purchaser (at an agreed upon implementation date) at Purchaser's written request. If Purchaser wants to assign CDMA only Devices to the MRC Plus Usage Price Plan described in this Section 2.1.2, Purchaser must notify Sprint and Sprint will build a price plan identical to the MRC Plus Usage Price Plan that does not include LTE Data Transport Service, and Purchaser may then assign CDMA only Devices to such MRC Plus Usage Price Plan that does not include LTE Data Transport Service. For each Device that Purchaser assigns to the MRC Plus Usage Price Plan, Sprint will charge Purchaser: **(i)** the MRC set forth below in the table below, **(ii)** the per MOU rate set forth

in the table below for each MOU of voice CDMA Service during the monthly billing cycle; **(iii)** the per SMS rate set forth in the table below for each SMS message during the monthly billing cycle; **(iv)** the per MB rate set forth in the table below for each MB of CDMA Data Transport Service usage during the monthly billing cycle; and **(v)** for LTE Dual-Mode Devices, the per MB rate set forth in the table below for each MB of LTE Data Transport Service usage during the monthly billing cycle. For CDMA and LTE Data Transport Service, the per KB rates are also shown in the table below.

MRC Plus Usage Price Plan Table

MRC	Per MOU Rate	Per SMS Rate	CDMA Data Transport Service Per MB Rate	LTE Data Transport Service Per MB Rate
$2.50	$0.0133	$0.0020	$0.0160 ($0.00001563 per KB)	$0.0129 ($0.00001260 per KB)

2.1.3. Non-Usage Price Plan

The LTE Data Transport Service described in this Section 2.1.3 will be made available to Purchaser (at an agreed upon implementation date) at Purchaser's written request. If Purchaser wants to assign CDMA only Devices to the Non-Usage Price Plan described in this Section 2.1.3, Purchaser must notify Sprint and Sprint will build a price plan identical to the Non-Usage Price Plan that does not include LTE Data Transport Service, and Purchaser may then assign CDMA only Devices to such Non-Usage Price Plan that does not include LTE Data Transport Service. For each Device that Purchaser assigns to the Non-Usage Price Plan, Sprint will charge Purchaser: **(i)** the MRC set forth below in the table below, **(ii)** the per MOU rate set forth in the table below for each MOU of voice CDMA Service during the monthly billing cycle; **(iii)** the per SMS rate set forth in the table below for each SMS message during the monthly billing cycle; **(iv)** the per MB rate set forth in the table below for each MB of CDMA Data Transport Service usage during the monthly billing cycle; and **(v)** for LTE Dual-Mode Devices, the per MB rate set forth in the table below for each MB of LTE Data Transport Service usage during the monthly billing cycle. For CDMA and LTE Data Transport Service, the per KB rates are also shown in the table below.

Non-Usage Price Plan Table

MRC	Per MOU Rate	Per SMS Rate	CDMA Data Transport Service Per MB Rate	LTE Data Transport Service Per MB Rate
$1.50	$0.50	$0.01	$0.50 ($0.00048828 per KB)	$0.50 ($0.00048828 per KB)

2.1.4. Additional Terms for Sections 2.1.1, 2.1.2 and 2.1.3

2.1.4.1. Voice CDMA Service – Additional Terms

The rates and charges for voice CDMA Service described in Sections 2.1.1, 2.1.2 and 2.1.3 above include applicable domestic toll charges but DO NOT include Roaming charges or international toll charges. Purchaser will be charged the rates set forth in Sections 2.3 or 2.4 below for Roaming calls and Section 2.5 below for international toll calls. The following features are also available for voice CDMA Service:

- Call Waiting
- Three Way Calling
- Caller ID
- Caller ID Block (Purchaser must elect)
- Basic Sprint Network fraud monitoring

- Voicemail (Purchaser must elect)
- Long distance - toll blocking (Purchaser must elect)

2.1.4.2. SMS – Additional Terms

For SMS described in Sections 2.1.1, 2.1.2 and 2.1.3 above, the following terms also apply. "MOSMS" means a mobile originated SMS message. "MTSMS" means a mobile terminated SMS message.

(a) Mobile Terminated SMS Messages (MTSMS)

Each MTSMS message can include up to 160 characters. Individual Devices may not be able to receive an MTSMS if the Device is: (a) turned off; or (b) Roaming. Purchaser must pay for each MTSMS message regardless of whether or not it is actually delivered to a Device.

(b) Mobile Originated SMS Messages (MOSMS)

Each End User MOSMS message can include up to 160 characters. Individual Devices must have mobile originations capabilities in the Device client. Individual Devices may not be able to terminate the origination of a message if the Device is (a) not provisioned; (b) turned off; or (c) Roaming. Purchaser will pay for each MOSMS regardless of whether or not it is actually terminated to a Device.

(c) SMS Charges

The SMS rate in the tables in Sections 2.1.1, 2.1.2 and 2.1.3 above does not include Roaming usage or international usage. Purchaser will be charged the rates set forth in Section 2.7 below for SMS Roaming and Section 2.8 below for international SMS.

2.1.4.3. CDMA Data Transport Service – Additional Terms

The CDMA Data Transport Service rates in the tables in Sections 2.1.1, 2.1.2 and 2.1.3 above are for data transport only and do not include access to individual data services (e.g., Sprint-managed data solution, MMS). The CDMA Data Transport Service rates in the tables in Sections 2.1.1, 2.1.2 and 2.1.3 above do not include data transport Roaming usage. Purchaser will be charged the rates set forth in Section 2.6 below for data transport Roaming.

2.1.4.4. LTE Data Transport Service – Additional Terms

For Sections 2.1.1, 2.1.2 and 2.1.3 above, Roaming is not available with LTE Data Transport Service.

2.2. Service Fees

Sprint will charge Purchaser the following Service Fees:

2.2.1. For new Devices that are activated under the Agreement, Sprint will charge Purchaser an activation fee of: $0.00.

2.2.2. MDN service deactivation: $0.00

2.3. Automatic Voice CDMA Roaming Charges:

The voice CDMA Roaming rates set forth in this Section 2.3 (including the rates in the "International Voice CDMA Roaming Rates" table in Section 2.3.4 below) are subject to revision by Sprint upon notice to Purchaser.

2.3.1 **Standard Automatic Voice CDMA Domestic Roaming Charges**

If Sprint provides automatic voice CDMA Roaming to Purchaser, Sprint will charge Purchaser a domestic voice CDMA Roaming rate of $0.10 per minute plus toll charges of $0.08 per minute and taxes, if applicable.

2.3.2 **Automatic Voice CDMA Domestic Roaming Charges If Sprint Blocks Roaming**

If Sprint blocks voice CDMA Roaming pursuant to Section 8.2.2 of the Agreement, Sprint will charge Purchaser a domestic voice CDMA Roaming rate of $0.10 per minute, plus taxes if applicable, for voice CDMA Roaming calls completed on a Roaming switch.

2.3.3 **Automatic Voice CDMA Roaming for Puerto Rico & US Virgin Islands**

(a) For voice CDMA Roaming calls End Users make or receive in Puerto Rico, Sprint will charge Purchaser $0.10 per minute, plus all other applicable charges such as taxes and surcharges.

(b) For voice CDMA Roaming calls End Users make or receive in the US Virgin Islands, Sprint will charge Purchaser $0.15 per minute, plus all other applicable charges such as taxes and surcharges.

2.3.4 **Automatic Voice CDMA International Roaming**

(a) Sprint will charge Purchaser the international voice CDMA Roaming charges described below.

(b) For international voice CDMA Roaming services in all countries where Sprint provides international voice CDMA Roaming, excluding Puerto Rico and the US Virgin Islands ("International Roaming Country"), Sprint will charge Purchaser as follows:

(i) for voice CDMA calls that originate and terminate within the same International Roaming Country, voice CDMA calls that terminate in the United States, and all incoming voice CDMA calls regardless of their origination point, the applicable per minute airtime rate for the International Roaming Country where the call originates as set forth in the "International Voice CDMA Roaming Rates" table below, plus all other applicable charges such as taxes and surcharges; or

(ii) for voice CDMA calls that terminate in countries other than the International Roaming Country where the voice CDMA Roaming call originates or the United States, the applicable per minute airtime rate for the International Roaming Country where the call originates as set forth in the "International Voice CDMA Roaming Rates" table below, plus applicable international toll charges for the terminating country as described in Section 2.5 below, plus all other applicable charges such as taxes and surcharges.

International Voice CDMA Roaming Rates

Country	Roaming Rates Per Minute
Canada	$0.10
Guam & Northern Mariana Islands	$0.10
Mexico	$1.70
All other countries *(except Puerto Rico & US Virgin Islands)*	$1.28

2.4. Manual Roaming Charges:
Manual Roaming charges are billed directly to the End User credit or calling card by the serving carrier at carrier defined rates.

2.5. International Toll Charges:
Sprint will provide international toll services to Purchaser and charge Purchaser the international per minute base rates set forth in Attachment No. 1 to Schedule 1.0. Sprint may modify the rates in Attachment No. 1 from time to time.

2.6. CDMA Data Transport Roaming
The CDMA domestic, international and cruise ship data transport Roaming rates set forth in Sections 2.6.1, 2.6.2 and 2.6.3 below are subject to revision by Sprint upon notice to Purchaser.

2.6.1. CDMA Domestic Data Transport Roaming
The following CDMA domestic data transport Roaming service will be made available to Purchaser (at an agreed upon implementation date) at Purchaser's written request. Sprint will make CDMA domestic data transport Roaming available in any portion of any area in which Sprint provides CDMA Roaming to its Customers and has a CDMA domestic data transport Roaming agreement, on the terms and conditions contained in that agreement. Sprint will charge Purchaser the per MB CDMA domestic data transport Roaming rates set forth in the table below for each MB of CDMA domestic data transport Roaming MB usage during the monthly billing cycle, plus all other applicable charges such as taxes and surcharges. For reference purposes, the CDMA domestic data transport Roaming per KB rates are also shown below.

CDMA Domestic Data Transport Roaming Per MB Rate Table

Description	Per MB Rate	Per KB Rate
United States	**$0.30**	**$0.00029297**
Puerto Rico	**$0.20**	**$0.00019531**
US Virgin Islands	**$2.00**	**$0.00195313**

2.6.2. CDMA International Data Transport Roaming
The following CDMA international data transport Roaming service will be made available to Purchaser (at an agreed upon implementation date) at Purchaser's written request. Sprint will make CDMA international data transport Roaming available in any portion of any area in which Sprint provides CDMA Roaming to its Customers and has a CDMA international data transport Roaming agreement, on the terms and conditions contained in that agreement. Sprint will charge Purchaser the per MB CDMA international data transport Roaming rate set forth in the table below for the country in which the data transport Roaming occurs, for each MB of CDMA international data transport Roaming MB usage during the monthly billing cycle, plus all other applicable charges such as taxes and surcharges. For reference purposes, the CDMA international data transport Roaming per KB rate is also shown below.

CDMA International Data Transport Roaming Per MB Rate Table

Country	Per MB Rate	Per KB Rate
Canada	**$0.45**	**$0.00043945**
Guam & Northern Mariana Islands	**$0.32**	**$0.00031250**
Mexico	**$0.95**	**$0.00092773**
All Other Countries *(except Puerto Rico & US Virgin Islands)*	**$2.00**	**$0.00195313**

2.6.3. <u>Cruise Ship CDMA Data Transport Roaming</u>

For CDMA data transport Roaming usage by End Users while located on a cruise ship ("**Cruise Ship CDMA data transport Roaming**"), Sprint will charge Purchaser the Cruise Ship CDMA data transport Roaming per MB rate set forth in the table below for each MB of Cruise Ship CDMA data transport Roaming usage during the monthly billing cycle, plus all other applicable charges such as taxes and surcharges. For reference purposes, the Cruise Ship CDMA data transport Roaming per KB rate is also shown below.

<u>Cruise Ship CDMA Data Transport Roaming Rates</u>

Per MB Rate	Per KB Rate
$12.50	$0.01220703

2.7. <u>CDMA SMS Roaming</u>

2.7.1. <u>CDMA Domestic SMS Roaming</u>

Sprint will make CDMA domestic SMS Roaming available in any portion of any area in which Sprint provides CDMA Roaming to its Customers and has a CDMA domestic SMS Roaming agreement, on the terms and conditions contained in that agreement. Sprint's billing system does not currently have the ability to charge different rates for CDMA domestic SMS Roaming. For CDMA domestic SMS Roaming usage, the rates for SMS in Sections 2.1.1, 2.1.2 or 2.1.3 above will apply. In the future, if Sprint's billing system is able to charge different rates for CDMA domestic SMS Roaming, Sprint may add CDMA domestic SMS Roaming rates to Schedule 1.0 upon notice to Purchaser.

2.7.2. <u>CDMA International SMS Roaming</u>

Sprint will make CDMA international SMS Roaming available in any portion of any area in which Sprint provides CDMA Roaming to its Customers and has a CDMA international SMS Roaming agreement, on the terms and conditions contained in that agreement. For CDMA international SMS Roaming, Sprint will charge Purchaser the per CDMA international SMS Roaming rates set forth in the table below for each CDMA international Roaming MOSMS and MTSMS during the monthly billing cycle, plus all other applicable charges such as taxes and surcharges. The CDMA international SMS Roaming rates in the table below are subject to revision by Sprint upon notice to Purchaser.

<u>CDMA International SMS Roaming Rates</u>

Country	Per MOSMS Rate	Per MTSMS Rate
Canada	$0.2500	$0.2000
Mexico	$0.4500	$0.1350
All Other Countries	$0.4500	$0.0450

2.8. <u>International SMS</u>

Sprint will provide international SMS service to Purchaser and charge Purchaser the following international per SMS rate of $0.01.

2.9. <u>Sprint Data Services</u>

2.9.1. <u>Sprint-Managed Sprint Data Services</u>

The following Sprint Data Services will be made available to Purchaser at Purchaser's written request. In addition to the fees set forth below, the Data Transport Service rates

in Sections 2.1.1, 2.1.2 or 2.1.3 above will apply for utilization of each service listed below.

2.9.1.1 Sprint Private Label Service Generic Homedeck

End Users with a 3G web-enabled Handset will have the ability to initiate a web session and access the Sprint-provided generic homedeck. Purchaser must sign up individual End Users to receive access to Sprint's generic homedeck and web browsing services, and Sprint will charge Purchaser the Data Transport Service rates set forth in Sections 2.1.1, 2.1.2 or 2.1.3 above for End Users' megabytes of usage. End Users that access Sprint's generic homedeck can browse either Sprint-provided content or the worldwide web. Sprint will determine the web content, menu structure, and frequency of changes to the web content. Sprint will only make available to Purchaser's End Users web content for which Sprint has obtained permission from the content provider.

- Implementation Fee: waived

2.9.1.2 MMS

Sprint-provided MMS gives End Users the ability to send or receive photographs, graphics, video or audio files (subject to file size limitations) taken using a wireless Handset that is MMS capable to either another End User, Sprint Customer or a subscriber of another carrier with which Sprint has a MMS interoperability agreement, utilizing a wireless Handset that is MMS capable, or to an email address. Purchaser must sign up individual End Users to receive MMS and will be charged the MRC below, as well as the Data Transport Service rates set forth in Sections 2.1.1, 2.1.2 or 2.1.3 above for End Users' megabytes of usage. An End User must also subscribe to web browsing services by accessing Sprint's generic homedeck to be eligible to send or receive MMS.

- MRC: $1.63 per End User

2.9.1.3 Downloads

"Downloads" means content such as games, ringers, screen savers and applications that End Users may download from the Sprint-provided generic home deck under the Sprint-managed Sprint Data Services.

(a) For each Download that an End User purchases, Sprint will charge Purchaser either a one-time charge if the content provider charges Sprint a one-time charge, or an MRC if the content provider charges Sprint an MRC, equal to the advertised price on the Sprint-provided generic home deck for the Downloads less 25%. Although some charges will be one-time charges and some charges will be MRCs, there will be no difference between the appearance of one-time charges and MRCs in the billing system. In the event the content provider has alternative billing arrangements, Sprint will charge Purchaser accordingly. Sprint may modify the pricing for Downloads upon 30 days advance notice to Purchaser.

(b) In addition to the charges set out in Section 2.9.1.3(a), Sprint will also charge Purchaser the Data Transport Service rates set forth in Sections 2.1.1, 2.1.2 or 2.1.3 above for End Users' megabytes of usage associated with Data Transport Service for Downloads.

(c) Sprint will not issue any refunds or credits to Purchaser for any Downloads that End Users purchase and Sprint is not responsible for

any issues End Users might have regarding Downloads (e.g., technical issues; dissatisfaction).

2.10. Mobile Integration Service

For each End User that Purchaser wants to receive Mobile Integration Service, Purchaser must assign them to a separate price plan that Sprint identifies as being for Mobile Integration Service. For each MI End User assigned to a Mobile Integration Service price plan, Sprint will charge Purchaser a volume MRC set forth in the table below during each monthly billing cycle. For purposes of determining Purchaser's "Number of Devices" volume tiers in the Mobile Integration Service Pricing table below, the total number of Devices assigned to any of the price plans in Schedule 1.0 at the end of the last day of each monthly billing cycle will be used to determine the applicable volume tier, and if Purchaser achieves a new "Number of Devices" tier in the table below, then effective on first day of the second billing cycle following the billing cycle for which Purchaser achieves such new tier, Sprint will charge Purchaser the MRC from the table below, associated with such new tier.

Mobile Integration Service Pricing Table

Number of Devices	MRC
1 – 3,000	$1,00
3,001 – 15,000	$0.50
15,001 – 75,000	$0.25
75,001 and above	$0.00

2.11. Street Level Mapping Tool

If and as requested by Purchaser pursuant to a Purchaser signed Work Order, Sprint will provide a street level mapping tool to Purchaser as described in the Private Label Operations Manual, subject to Purchaser's payment of the following fees:

- Implementation Fee: $10,000 per street level mapping tool
- Monthly Maintenance Fee: $500 per street level mapping tool

2.12. Phone as Modem

Subject to the terms in this Section 2.11, Sprint will permit Purchaser to allow its End Users to tether a Handset to a personal computer and use the Handset as a modem to allow a personal computer to access the Internet. In order to use a Handset as a modem, **(a)** Purchaser must assign such Handset to either the Voice/Data Transport & SMS Pooled Price Plan in Section 2.1.1 or the MRC Plus Usage Price Plan in Section 2.1.2, and **(b)** Purchaser must assign such Handset to a unique phone as modem SOC ("**PAM SOC**").

In order for the hotspot feature on a Tablet to work, Purchaser must assign such Tablet to a unique phone as modem SOC.

2.13. Connection Manager

"Connection Manager" means a software client that Sprint will customize for Purchaser which will include a unique version number, that an End User would install on a personal computer (by either downloading from Purchaser's server or by installing a CD) for Devices that require connection manager software.

For each End User that installs the Connection Manager on a personal computer, Sprint will charge Purchaser a $5 non-recurring charge, which will be billed in arrears.

2.14. Other Charges:

2.14.1. Call Forwarding: standard airtime rates, plus applicable toll charges

2.14.2. Operator Services: Sprint's standard rates, plus airtime and applicable toll charges

2.14.3. Directory Assistance: $0.75 per call, plus airtime and applicable toll charges

2.14.4. 911 and E911: Standard airtime and toll rates

2.14.5. Wireless Local Number Portability: Sprint will charge Purchaser $5 per End User port (both incoming and outgoing), subject to revision by Sprint upon notice to Purchaser.

2.14.6. 611 – Direct Routing to Purchaser's Customer Care:

Implementation: $1,000
Airtime Rates: Standard airtime rates will apply including toll charges, as applicable
This service allows Purchaser's End Users to be directly routed to Purchaser's customer care when dialing 611. Sprint does not guarantee that the direct routing service will function properly 100% of the time.

2.14.7. Call Tracing: $20.00 per request

2.14.8. Voicemail Password Reset: $8.00 / $0.00 if through MVNO.com

2.14.9. Custom Routing Code: $3,750 for the first per custom routing code that allows Purchaser to provide a unique code for End User customer care calls; $7,500 for each additional custom routing code. Custom routing codes are subject to availability and approval by Sprint.

2.14.10. Non-standard reports: As quoted

2.14.11. Device Certification: As quoted

2.15. Initial Implementation Fee

Sprint will charge Purchaser an "Initial Implementation Fee" of $0, which will include the account setup services described below in this Section 2.15. The Initial Implementation Fee will be invoiced by Sprint upon completion of the account setup services.

Account Setup Services

Sprint will perform the following account setup services:

- Establish Purchaser's account in Sprint's wholesale billing system;
- Build Purchaser's price plans in the Sprint wholesale billing system;
- Build Purchaser's product feature codes (SOCs) in the Sprint wholesale billing system;
- Establish access to Sprint's Citrix server for Purchaser's staff;
- Establish MVNO.com access for Purchaser's staff;
- Establish Purchaser's access to Sprint's trouble ticketing system;
- Establish Purchaser's access to Sprint's WLNP porting systems;
- Establish Purchaser's access to Sprint's MapServer tool;
- Establish technical points of contact (TPOC) with Sprint's help desk and rapid problem management (RPM) group; and
- Establish provisioning and billing connections.

2.16. Application Provisioning Interface ("API")

API Implementation Fee: $1,000

If requested by Purchaser and subject to payment of the API implementation fee, Sprint will implement API for Purchaser. The API implementation fee includes up to 6 weeks of access to the Sprint release test bed using standard test data. Unique data requests, unique test bed access, and access to the test bed beyond 6 weeks will only be available pursuant to a Work Order and subject to payment of fees determined under such Work Order. API will allow Purchaser to provision End Users through Purchaser's billing/activation system which will interface with and update Sprint's billing system automatically. API will be able to perform End User subscription activities that

would otherwise be performed on the Sprint maintained Private Label Services web site (e.g. activations, deactivations, suspends, feature changes). In order to receive API, Purchaser must establish a direct connection into the Sprint data center through a dedicated circuit at Purchaser's expense. Purchaser may utilize the same direct connection to Sprint for MAF, API and AMS. However, Purchaser is responsible for monitoring and ensuring adequate capacity on its circuit(s). API will be provided as set forth in the Agreement and the Functional Requirements Specification document provided to Purchaser by Sprint.

2.17. Billing Records Interfaces

Billing Records Interfaces Implementation Fee: $2,000

Message Acquisition & Formatting ("**MAF**") and Application Mediation System ("**AMS**") are individually referred to as a "**Billing Records Interface**" and jointly referred to as "**Billing Records Interfaces**." Subject to Purchaser's payment of the Billing Records Interfaces implementation fee, Sprint will implement one Billing Records Interface or both Billing Records Interfaces, as designated by Purchaser.

2.17.1 Message Acquisition & Formatting (MAF)

If requested by Purchaser, Sprint will implement MAF for Purchaser as described in Section 2.17 above. MAF will allow Purchaser to receive unrated Call Detail Records ("CDRs") on a near real-time basis. In order to receive MAF, Purchaser must obtain a license to use CIBER formatted records from MACH at Purchaser's sole expense. In addition, in order to receive access to the MAF data, Purchaser, at its sole expense, will need to establish a direct connection to Sprint through a dedicated circuit, complete a MAF questionnaire, and comply with the requirements set out in the Private Label Operations Manual and other applicable documentation provided by Sprint. Sprint will not provide access to MAF until all such requirements are met. Purchaser may utilize the same direct connection to Sprint for MAF, API and AMS. However, Purchaser is responsible for monitoring and ensuring adequate capacity on its circuit(s). MAF will be provided as set forth in the Agreement and the Private Label Operations Manual.

2.17.2 Application Mediation System (AMS)

If requested by Purchaser, Sprint will implement AMS for Purchaser as described in Section 2.17 above. AMS will provide Purchaser with unrated CDMA and LTE packet Data Transport Service usage billing records ("IPDRs") and, where applicable, transactional detail records ("TDRs"), which will allow Purchaser to rate CDMA and LTE Data Transport Service on a per kilobyte basis. In order to receive access to AMS data records, Purchaser, at its sole expense, will need to establish a direct connection to Sprint through a dedicated circuit, and comply with the requirements set out in the Private Label Operations Manual and other applicable documentation provided by Sprint. Purchaser may utilize the same direct connection to Sprint for MAF, API and AMS. However, Purchaser is responsible for monitoring and ensuring adequate capacity on its circuit(s). Sprint will not provide access to AMS until all such requirements are met. AMS will be provided as set forth in the Agreement and the Private Label Operations Manual.

2.18. Application to Person SMS Connectivity ("A2P")

A2P Implementation Fee: $5,000

If requested by Purchaser pursuant to a Work Order and subject to payment of the A2P implementation fee, Sprint will implement A2P for Purchaser. A2P will allow Purchaser to send SMS messages to wireless devices from an application service whereby A2P traffic is sent through Sprint's short message peer to peer ("SMPP") protocol by direct connection to Sprint's SMS infrastructure. Sprint will invoice Purchaser for all SMS messages Purchaser sends through A2P at

the rates set forth above in this Schedule 1.0. In order to send SMS messages through the SMPP, Purchaser, at its sole expense, will need to establish a direct connection to Sprint in accordance with the specifications in the "Sprint Messaging SMPP Interface" document, complete required request forms, and comply with the requirements set out in the Private Label Operations Manual and Sprint Messaging SMPP Interface document provided by Sprint. Sprint will not provide access to A2P until all such requirements are met. A2P will be provided as set forth in the Agreement, the Private Label Operations Manual, and the Sprint Messaging SMPP Interface document.

2.19. Default Rates

2.19.1. Data Transport Service Default Rates

If Purchaser assigns a Device to a price plan that does not have Data Transport Services built as part of the price plan, and Purchaser makes Data Transport Services available to such Device by attaching a Data Transport Service SOC, if Purchaser subsequently removes the Data Transport Service SOC, such Device may still be able to use Data Transport Services until the data session either ends or the Device is rebooted ("**Incidental Data Transport Services Usage**"). If Purchaser assigns a Device to a price plan that has Data Transport Services capability, and if Purchaser subsequently moves such Device to a price plan that does not have Data Transport Services capability, such Device may still be able to use Data Transport Services until the data session either ends or the Device is rebooted (also considered "**Incidental Data Transport Services Usage**"). Sprint will charge Purchaser the following CDMA Data Transport Service and LTE Data Transport Service rates, as applicable, for Incidental Data Transport Services Usage:

- CDMA Data Service: $0.02 per MB
- LTE Data Service: $0.02 per MB

2.19.2. Call Forwarding Default Rate

If Purchaser asks Sprint to build a price plan for which the call forwarding rating feature is not built into the plan ("**Non-Call Forwarding Price Plan**"), and if an End User that is assigned to a Non-Call Forwarding Price Plan uses call forwarding, Sprint will charge Purchaser the following voice CDMA Service rate for all call forwarding usage by such End Users: $0.02 per MOU.

3. Procedures and Guidelines

Sprint, in its sole discretion, will determine rounding with respect to pricing. The specific rounding policies for voice CDMA and Data Transport Service are described in more detail in the Private Label Operations Manual.

Sprint may, at its discretion, add new services and features or modify, replace or enhance any of the services or features listed on this Schedule 1.0. Sprint will provide Purchaser notice of any such changes. The price for a new, modified, replaced or enhanced service or feature will be set forth in the notice. If Purchaser purchases any new, modified, replaced or enhanced service or features after the date of the notice, this Schedule 1.0 will be deemed amended by that notice and Purchaser will be obligated to pay for that service and feature as set forth in the notice, unless the parties otherwise agree in writing.

The charges set forth in this Schedule 1.0 are conditioned upon Purchaser's ability and willingness to secure and exclusively use Sprint's remote provisioning interface to perform transactions.